Exhibit 99.1

FOR IMMEDIATE RELEASE
Investor/Media Contact:
Stephen Anderson - 336-436-5076
Paul Surdez - 609-452-4807
Company Information: www.labcorp.com

358 South Main Street
Burlington, NC 27215
Telephone: (336) 584-5171

LABORATORY CORPORATION OF AMERICA® HOLDINGS
ANNOUNCES 2014 FOURTH QUARTER AND FULL YEAR RESULTS
AND PROVIDES 2015 GUIDANCE

•	Strong Q4 volume drives sales of $1.5 billion

•	Diluted Q4 EPS of $1.39; Adjusted Q4 EPS of $1.65

•	Q4 Operating Cash Flow of approximately $214 million

•	Q4 Free Cash Flow of approximately $167 million

•	Announces Project LaunchPad, its enterprise-wide business process improvement initiative

•	2015 Adjusted EPS guidance of $7.35 - $7.70, inclusive of Covance as of February 19, 2015

Burlington, NC, February 20, 2015 - Laboratory Corporation of America® Holdings (LabCorp®) (NYSE: LH) today announced results for the fourth quarter and year ended December 31, 2014 and 2015 guidance.

Fourth Quarter Results
Sales for the quarter were approximately $1.51 billion, an increase of 5.3% over last year’s $1.44 billion.  The increase in sales was the result of volume, measured by requisitions, and acquisitions, partially offset by price, mix and currency. The growth in revenue was due to organic volume of 5.3%, partially offset by a decline in revenue per requisition of 1.1% and negative impact of currency of 0.5%. In addition, acquisitions added 1.6% to sales. Total volume, including acquisitions, increased 6.4%.

Operating income for the quarter was $219.0 million, compared to $215.0 million in the fourth quarter of 2013. The Company recorded restructuring and special items of $15.6 million during the fourth quarter of 2014, compared to $4.0 million in the fourth quarter of 2013. Special items during the quarter consisted of costs associated with Project LaunchPad ($9.2 million), restructuring ($2.4 million), and the acquisition of Covance ($4.0 million). Adjusted operating income (excluding restructuring and special items) for the quarter was $234.6 million, or 15.5% of sales, compared to $219.0 million in the fourth quarter of 2013, or 15.2% of sales. The increase in adjusted operating income was due to increased volume, partially offset by personnel expense, core testing growth outpacing esoteric testing growth and less revenue generated from uninsured patients.

Net earnings for the fourth quarter were $119.6 million and diluted EPS were $1.39, compared to last year’s earnings of $126.3 million and $1.43, respectively. Adjusted EPS (excluding amortization, restructuring and special items) were $1.65 in the fourth quarter, compared to $1.61 in the fourth quarter of 2013.

“We are pleased with our fourth quarter operating performance, highlighted by solid organic growth and adjusted operating margin improvement. We are excited about the opportunity in 2015 and the improvement that our LaunchPad initiative will bring to the business,” said David P. King, Chairman and Chief Executive Officer.  “In addition, our acquisition of Covance creates a unique combination of capabilities with distinct competitive advantages that should translate into sustainable revenue and earnings growth. As the world’s leading healthcare diagnostics company, we will enhance drug development, diagnostic services and the delivery of healthcare to better address the system’s demand for improved treatment outcomes at lower costs.”

Since September 30, 2014, the Company:

•	Acquired Covance, an industry leading comprehensive drug development company, for approximately $5.7 billion, net of cash acquired;

•	Acquired LipoScience, a premier esoteric laboratory focused on personalized diagnostics for cardiovascular and metabolic disorders, for approximately $85.3 million;

•	Announced Project LaunchPad, its enterprise-wide business process improvement initiative, which is expected to achieve net savings in excess of $150 million over the next three years;

•
Launched Enlighten Health Genomics’ ExomeReveal, a service that provides genome-wide interpretation for children with serious childhood genetic diseases as well as additional diagnostic information for patients of any age through Next-Generation Sequencing technology;

•	Continued the commercial roll-out of the Beacon LBS program, providing physicians with point of care decision support to assist in test and lab selection;

•	Raised approximately $3.9 billion in long-term debt to finance the Covance acquisition; and

•	Secured a new $1 billion, five-year revolving credit facility providing financial flexibility.

Operating cash flow for the fourth quarter was $213.7 million, compared to $248.7 million in the fourth quarter of 2013, as the Company used working capital to support its strong revenue growth, and incurred cash costs relating to Project LaunchPad and the Covance acquisition. Capital expenditures totaled $46.3 million, compared to $59.6 million in the fourth quarter of 2013. As a result, free cash flow (operating cash flow less capital expenditures) was $167.4 million, compared to $189.1 million in the fourth quarter of 2013.

Full Year Results
Sales for 2014 were approximately $6.01 billion, an increase of 3.5% over last year’s $5.81 billion. The increase in sales was the result of volume, measured by requisitions, and acquisitions, partially offset by price, mix and currency. The growth in revenue was due to organic volume of 3.5%, partially offset by a decline in revenue per requisition of 1.4% and negative impact of currency of 0.4%. In addition, acquisitions added 1.8% to sales. Total volume, including acquisitions, increased 5.3%.

Operating income for 2014 was $910.4 million, compared to $990.9 million in 2013. The Company recorded restructuring and special items of $41.2 million in 2014, compared to $21.8 million in 2013. Special items during the year primarily consisted of costs associated with Project LaunchPad ($18.0 million), restructuring ($17.8 million) and the acquisition of Covance ($4.0 million). Adjusted operating income (excluding restructuring and special items) for the year was $951.6 million, or 15.8% of sales, compared to $1,012.7 million in 2013, or 17.4% of sales. The benefit from volume and acquisitions was more than offset by personnel and bad debt expense, core testing growth outpacing esoteric testing growth and less revenue generated from uninsured patients.

Net earnings for 2014 were $511.2 million and diluted EPS were $5.91, compared to last year’s earnings of $573.8 million and $6.25, respectively. Adjusted EPS (excluding amortization, restructuring and special items) were $6.80 in 2014, compared to $6.95 in 2013.

Operating cash flow for 2014 was $739.0 million, compared to $818.7 million in 2013, primarily due to lower net earnings, Project LaunchPad and working capital to support strong revenue growth. Capital expenditures totaled $203.5 million, compared to $202.2 million in 2013. As a result, free cash flow (operating cash flow less capital expenditures) was $535.5 million, compared to $616.5 million in 2013. During 2014, the Company repurchased $269 million of its stock, representing 2.7 million shares, and used $189 million for acquisitions.

Outlook for 2015

The Company’s guidance for 2015 includes the benefits from the Covance acquisition as of February 19th, and Project LaunchPad.

Guidance

•
Total revenue growth (assuming foreign exchange rates effective as of January 31, 2015) of approximately 40% to 44%, after adjusting for approximately 160 basis points of negative currency impact. Revenue growth in the clinical laboratory business of approximately 3% to 5%. Revenue growth in the Covance business of approximately 4% to 6% (versus full year 2014 revenue), after adjusting for approximately 330 basis points of negative currency impact.

•
Adjusted EPS of $7.35 to $7.70, an increase of approximately 8% to 13% versus the prior year, which includes accretion of approximately $0.35 to $0.40 to earnings in 2015 from the acquisition of Covance. The Company expects to have approximately 102 million total weighted-average shares outstanding in 2015, after issuing approximately 15.3 million shares for the Covance transaction.

•
Operating cash flow of $1,075 million to $1,100 million, with capital expenditures between $325 million and $350 million. As a result, free cash flow is between $725 million and $775 million, an increase from $536 million in 2014. Free cash flow in 2015 is burdened by approximately $90 million of net non-recurring items related to the Covance acquisition.

•
Free cash flow will be used to pay down debt and for tuck-in acquisitions. The Company has temporarily suspended its share repurchase program until it approaches its target leverage ratio of 2.5 times debt to EBITDA.

Covance

•
The Company paid approximately $5.7 billion for Covance, net of cash acquired. To finance the acquisition, the Company raised approximately $3.9 billion in long-term debt, and issued approximately 15.3 million shares of LabCorp common stock to Covance shareholders.

•	The $3.9 billion of acquisition-related debt has a weighted-average maturity of approximately 12 years and a blended interest rate of approximately 3.2%.

•
The Company expects cost synergies from business optimization, corporate overhead and purchasing and logistics in excess of $100 million within three years, with associated one-time costs of approximately $50 million. The Company expects synergies in 2015 of approximately $35 million, with associated one-time costs of approximately $20 million.

Project LaunchPad

•
Project LaunchPad will re-engineer the Company’s systems and processes, leverage technological advancements, create a sustainable, more efficient business model, and improve the experience of all stakeholders.

•
The Company expects this initiative to drive net savings in excess of $150 million over the next three years, with associated one-time costs of approximately $30 million. The Company expects net savings from this initiative in 2015 of approximately $50 million, with associated one-time costs of approximately $15 million.

Use of Adjusted Measures
The Company has provided in this press release and accompanying tables “adjusted” financial information that has not been prepared in accordance with GAAP, including Adjusted EPS, Adjusted Operating Income, and Free Cash Flow. The Company believes these adjusted measures are useful to investors as a supplement to, but not as a substitute for, GAAP measures, in evaluating the Company’s operational performance. The Company further believes that the use of these non-GAAP financial measures provides an additional tool for investors in evaluating operating results and trends, and growth and shareholder returns, as well as in comparing the Company’s financial results with the financial results of other companies. However, the Company notes that these adjusted measures may be different from and not directly comparable to the measures presented by other companies. Reconciliations of these non-GAAP measures to the most comparable GAAP measures are included in the tables accompanying this press release.

The Company today is furnishing a Current Report on Form 8-K that will include additional information on its business and operations. This information will also be available on the Company's website. Analysts and investors are directed to the Current Report on Form 8-K and the website to review this supplemental information.

A conference call discussing LabCorp's quarterly results will be held today at 9:00 a.m. Eastern Time and is available by dialing 800-295-4740 (617-614-3925 for international callers). The access code is 59673964. A telephone replay of the call will be available through February 27, 2015 and can be heard by dialing 888-286-8010 (617-801-6888 for international callers). The access code for the replay is 26258543. A live online broadcast of LabCorp’s quarterly conference call on February 20, 2015 will be available at http://www.labcorp.com/ or at http://www.streetevents.com/ beginning at 9:00 a.m. Eastern Time. This webcast will be archived and accessible continuing through March 20, 2015.

About LabCorp®
Laboratory Corporation of America® Holdings, an S&P 500 company, is the world’s leading healthcare diagnostics company, providing comprehensive clinical laboratory services through LabCorp Diagnostics, and end-to-end drug development support through Covance Drug Development. LabCorp is a pioneer in commercializing new diagnostic technologies and is improving people’s health by delivering the combination of world-class diagnostics, drug development and knowledge services. With combined revenue in excess of $8.5 billion in 2014 and more than 48,000 employees in over 60 countries, LabCorp offers innovative solutions to healthcare stakeholders. LabCorp clients include physicians, patients and consumers, biopharmaceutical companies, government agencies, managed care organizations, hospitals, and clinical labs. To learn more about Covance Drug Development, visit www.covance.com. To learn more about LabCorp and LabCorp Diagnostics, visit www.labcorp.com.

This press release contains forward-looking statements including with respect to estimated 2015 guidance and the impact of various factors on operating results. Each of the forward-looking statements is subject to change based on various important factors, including without limitation, competitive actions in the marketplace, adverse actions of governmental and other third-party payers and the results from the Company’s acquisition of Covance. Actual results could differ materially from those suggested by these forward-looking statements. Further information on potential factors that could affect LabCorp’s operating and financial results is included in the Company’s Form 10-K for the year ended December 31, 2013, and will be available in the Company’s Form 10-K for the year ended December 31, 2014, when available, including in each case under the heading risk factors, and in the Company’s other filings with the SEC, as well as in the risk factors included in Covance’s filings with the SEC. The information in this press release should be read in conjunction with a review of the Company’s filings with the SEC including the information in the section of the Company’s Form 10-K for the year ended December 31, 2013, subsequent Forms 10-Q, and Form 10-K for the year ended December 31, 2014, when available, under the heading MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS.

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LABORATORY CORPORATION OF AMERICA HOLDINGS
Consolidated Statements of Operations
(in millions, except per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2014	2013	2014	2013

Net sales	$1,512.7	$1,437.0	$6,011.6	$5,808.3

Cost of sales	966.2	910.9	3,808.5	3,585.1

Gross profit	546.5	526.1	2,203.1	2,223.2

Selling, general and administrative expenses	309.7	285.7	1,198.2	1,128.8
Amortization of intangibles and other assets	15.4	21.4	76.7	81.7
Restructuring and other special charges	2.4	4.0	17.8	21.8

Operating income	219.0	215.0	910.4	990.9

Other income (expense):
Interest expense	(32.1)	(24.2)	(109.5)	(96.5)
Equity method income, net	3.9	4.6	14.3	16.9
Investment income	0.2	—	1.1	2.2
Other, net	(3.5)	(1.2)	10.4	2.1
Earnings before income taxes	187.5	194.2	826.7	915.6

Provision for income taxes	67.6	67.5	314.1	340.2

Net earnings	119.9	126.7	512.6	575.4
Less: net earnings attributable to noncontrolling interest	(0.3)	(0.4)	(1.4)	(1.6)
Net earnings attributable to Laboratory Corporation of America Holdings	$119.6	$126.3	$511.2	$573.8

Basic earnings per common share	$1.41	$1.46	$6.03	$6.36

Diluted earnings per common share	$1.39	$1.43	$5.91	$6.25

Weighted average basic shares outstanding	84.6	86.7	84.8	90.2

Weighted average diluted shares outstanding	86.3	88.3	86.4	91.8

LABORATORY CORPORATION OF AMERICA HOLDINGS
Consolidated Balance Sheets
(in millions, except per share data)

	December 31,	December 31,
	2014	2013
ASSETS:

Current assets:
Cash and cash equivalents	$580.0	$404.0
Accounts receivable, net of allowance for doubtful accounts of $211.6 and $198.3 at December 31, 2014 and December 31, 2013, respectively	815.7	784.7
Supplies inventory	139.5	136.5
Prepaid expenses and other	157.5	106.9
Total current assets	1,692.7	1,432.1

Property, plant and equipment, net	786.5	707.4
Goodwill	3,099.4	3,022.8
Intangible assets, net	1,475.8	1,572.0
Joint venture partnerships and equity method investments	92.6	88.5
Other assets, net	154.8	143.1
Total assets	$7,301.8	$6,965.9

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
Accounts payable	$282.3	$304.5
Accrued expenses and other	341.4	310.0
Deferred income taxes	5.5	9.9
Current portion of long-term debt	347.1	111.3
Total current liabilities	976.3	735.7

Long-term debt, less current portion	2,682.7	2,889.1
Deferred income taxes and other tax liabilities	530.4	563.9
Other liabilities	274.2	266.5
Total liabilities	4,463.6	4,455.2

Commitments and contingent liabilities	—	—
Noncontrolling interest	17.7	19.4

Shareholders' equity:
Common stock	10.4	10.5
Additional paid-in capital	—	—
Retained earnings	3,786.1	3,373.5
Less common stock held in treasury	(965.5)	(958.9)
Accumulated other comprehensive income	(10.5)	66.2
Total shareholders' equity	2,820.5	2,491.3
Total liabilities and shareholders' equity	$7,301.8	$6,965.9

LABORATORY CORPORATION OF AMERICA HOLDINGS
Consolidated Statement of Cash Flows
(in millions, except per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2014	2013	2014	2013

CASH FLOWS FROM OPERATING ACTIVITIES:
Net earnings	$119.9	$126.7	$512.6	$575.4
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	63.5	59.8	245.5	230.1
Stock compensation	10.6	8.4	45.7	37.3
(Gain) loss on sale of assets	3.5	0.4	(12.5)	(3.9)
Accrued interest on zero-coupon subordinated notes	0.5	0.5	2.0	2.3
Earnings in excess of distributions from equity affiliates	(2.5)	(2.5)	(5.8)	(4.2)
Deferred income taxes	31.2	27.9	27.7	56.2
Change in assets and liabilities (net of effects of acquisitions):
Increase in accounts receivable (net)	28.6	28.0	(31.1)	(67.5)
(Increase) decrease in inventories	1.0	(9.7)	(0.3)	(15.3)
(Increase) decrease in prepaid expenses and other	(14.6)	(27.0)	(12.9)	(32.3)
Increase (decrease) in accounts payable	(5.0)	35.6	(21.2)	60.8
Increase (decrease) in accrued expenses and other	(23.0)	0.6	(10.7)	(20.2)
Net cash provided by operating activities	213.7	248.7	739.0	818.7

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(46.3)	(59.6)	(203.5)	(202.2)
Proceeds from sale of assets	0.5	0.5	1.4	1.1
Proceeds from sale of investment	(0.1)	—	31.6	7.5
Investments in equity affiliates	(7.3)	(3.2)	(20.2)	(6.5)
Acquisition of businesses, net of cash acquired	(94.1)	(50.5)	(159.4)	(159.5)
Net cash used for investing activities	(147.3)	(112.8)	(350.1)	(359.6)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from senior notes offerings	—	700.0	—	700.0
Proceeds from revolving credit facilities	—	—	—	412.0
Payments on revolving credit facilities	—	(372.0)	—	(412.0)
Payments on zero-coupon subordinated notes	(2.1)	(0.2)	(18.9)	(21.5)
Payments on long-term debt	—	—	—	(350.0)
Debt issuance costs	(24.0)	(9.3)	(24.1)	(9.3)
Payments on long-term lease obligations	(0.8)	(0.4)	(1.4)	(0.4)
Noncontrolling interest distributions	(0.3)	(0.3)	(1.2)	(0.9)
Deferred payments on acquisitions	(1.5)	—	(6.7)	(5.6)
Tax benefit adjustments related to stock based compensation	0.5	2.3	5.9	11.0
Net proceeds from issuance of stock to employees	8.5	25.4	114.8	174.0
Purchase of common stock	(39.1)	(250.1)	(269.0)	(1,015.6)
Net cash used for financing activities	(58.8)	95.4	(200.6)	(518.3)
Effect of exchange rate changes on cash and cash equivalents	(3.3)	(1.4)	(12.3)	(3.6)
Net increase (decrease) in cash and cash equivalents	4.3	229.9	176.0	(62.8)
Cash and cash equivalents at beginning of period	575.7	174.1	404.0	466.8
Cash and cash equivalents at end of period	$580.0	$404.0	$580.0	$404.0

LABORATORY CORPORATION OF AMERICA HOLDINGS
Reconciliation of Non-GAAP Financial Measures
(in millions, except per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2014	2013	2014	2013

Adjusted Operating Income
Operating Income	$219.0	$215.0	$910.4	$990.9
Restructuring and other special charges	2.4	4.0	17.8	21.8
Consulting fees and CFO transition expenses	13.2	—	23.4	—
Adjusted operating income	$234.6	$219.0	$951.6	$1,012.7

Adjusted EPS Excluding Amortization
Diluted earnings per common share	$1.39	$1.43	$5.91	$6.25
Impact of restructuring and other special charges	0.15	0.03	0.34	0.15
Amortization expense	0.11	0.15	0.55	0.55
Adjusted EPS Excluding Amortization	$1.65	$1.61	$6.80	$6.95

Free Cash Flow:
Net cash provided by operating activities	$213.7	$248.7	$739.0	$818.7
Less: Capital expenditures	(46.3)	(59.6)	(203.5)	(202.2)
Free cash flow	$167.4	$189.1	$535.5	$616.5

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Notes to Financial Tables

1)
During the fourth quarter of 2014, the Company recorded net restructuring and special items of $2.4 million. The charges included $0.7 million in severance and other personnel costs along with $1.7 million in facility-related costs associated with facility closures and general integration initiatives.

In addition to these net restructuring charges, the Company recorded $13.2 million in consulting expenses relating to fees incurred as part of Project LaunchPad as well as legal fees associated with its Covance, Inc. acquisition (all such fees are recorded in selling, general and administrative).

In conjunction with the financing of the Covance transaction, the Company incurred $4.7 million in bridge financing fees and wrote-off $1.3 million in deferred financing costs relating to its prior credit agreement which was replaced with a new credit facility. These Covance-related financing costs are recorded in interest expense.

The after tax impact of these combined charges decreased net earnings for the three months ended December 31, 2014, by $13.3 million and diluted earnings per share by $0.15 ($13.3 million divided by 86.3 million shares).

During the first three quarters of 2014, the Company recorded net restructuring and special items of $15.4 million. The charges included $9.9 million in severance and other personnel costs along with $6.6 million in costs associated with facility closures and general integration initiatives. The Company reversed previously established reserves of $0.4 million in unused severance and $0.7 million in unused facility-related costs. In addition, the Company recorded $10.1 million in consulting expenses relating to fees incurred as part of Project LaunchPad as well as legal fees associated with its LipoScience acquisition and one-time CFO transition costs (all such fees are recorded in selling, general and administrative). The after tax impact of these combined charges decreased net earnings for the year ended December 31, 2014, by $29.1 million and diluted earnings per share by $0.34 ($29.1 million divided by 86.4 million shares).

2)
During the fourth quarter of 2013, the Company recorded net restructuring and other special charges of $4.0 million. The charges consisted of $3.6 million in severance related liabilities and $0.7 million in net costs associated with facility closures and general integration initiatives; partially offset by the reversal of previously established reserves of $0.3 million in unused facility-related costs.  The after tax impact of these charges decreased net earnings for the three months ended December 31, 2013, by $2.5 million and diluted earnings per share by $0.03 ($2.5 million divided by 88.3 million shares).

During the first three quarters of 2013, the Company recorded net restructuring and other special charges of $17.8 million. The charges included $11.8 million in severance related liabilities and $8.8 million in costs associated with facility closures and general integration initiatives; partially offset by the reversal of previously established reserves of $0.7 million in severance related liabilities and $2.1 million in unused facility-related costs.

The after tax impact of these combined charges decreased net earnings for the year ended December 31, 2013, by $13.4 million and diluted earnings per share by $0.15 ($13.4 million divided by 91.8 million shares).

3)
The Company continues to grow the business through acquisitions and uses Adjusted EPS (excluding restructuring, special items and amortization) as a measure of operational performance, growth and shareholder returns. The Company believes adjusting EPS for these items provides investors with better insight into the operating performance of the business. For the quarters ended December 31, 2014 and 2013, intangible amortization was $15.4 million and $21.4 million, respectively ($9.5 million and $13.2 million net of tax, respectively) and decreased EPS by $0.11 ($9.5 million divided by 86.2 million shares) and $0.15 ($13.2 million divided by 88.3 million shares), respectively. For the years ended December 31, 2014 and 2013, intangible amortization was $76.7 million and $81.7 million, respectively ($47.3 million and $50.3 million net of tax, respectively) and decreased EPS by $0.55 ($47.3 million divided by 86.4 million shares) and $0.55 ($50.3 million divided by 91.8 million shares), respectively.